Exhibit 99.1 PRESS RELEASE, DATED SEPTEMBER 11, 2019, OF ENERSYS REGARDING INVESTOR DAY AT THE NEW YORK STOCK EXCHANGE

EnerSys to Hold Investor Day at the New York Stock Exchange

Reading, PA, USA, September 11, 2019 - EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, will hold its Investor Day on Wednesday, October 2, 2019, beginning at 9:00 am ET, at The New York Stock Exchange. The Company will provide a detailed overview of its competitive position and long-term strategy - including major growth opportunities surrounding Broadband, 5G, TPPL, Transportation and Lithium ion products - as well as an update on its three-year financial targets. Speakers will include: David M. Shaffer, President and Chief Executive Officer, Michael J. Schmidtlein, Executive Vice President and Chief Financial Officer and other members of the management team.

Following the presentations there will be a question and answer session, and EnerSys’ leadership team will be available for discussions in a product display area.

Anyone interested in attending the event must register in advance with EnerSys by contacting Julie Crandall at julie.crandall@enersys.com or 610-208-1748. Due to security regulations at The New York Stock Exchange, all attendees must be pre-registered.

The EnerSys Investor Day will also have a live streaming video Webcast on EnerSys’ investor website. There will be a free download of a compatible media player available on the Company’s website at http://www.enersys.com.
Investor Day details are:

Location:	New York Stock Exchange
Date:	Wednesday, October 2, 2019
Time:	9:00 a.m. Eastern Time
Via Internet:	Investor Day

About EnerSys:
EnerSys is the global leader in stored energy solutions for industrial applications. We manufacture and distribute reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. With our Alpha acquisition, EnerSys expanded its portfolio to become the only fully integrated DC power and energy storage solution provider for broadband, telecom and energy storage systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. EnerSys also provides aftermarket and customer support services to customers from over 100 countries through our sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.